UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 23, 2014

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, it was announced that Sean Menke was appointed Executive Vice President and Chief Operations Officer of Hawaiian Airlines, Inc. (the “Company”), a wholly-owned subsidiary, Hawaiian Holdings, Inc. (“Holdings”), effective October 20, 2014.

Mr. Menke, age 45, previously served as Executive Vice President, Resources, of IHS Inc., a global information company, since April 2013.  From June 2011 to June 2012, Mr. Menke served as President and Chief Executive Officer of Pinnacle Airlines Corp., the parent company of Pinnacle Airlines, Mesaba Airlines and Colgan Air. From April 2010 to June 2011, Mr. Menke served as Managing Partner of Vista Strategic Group, LLC, an executive management consulting firm. Prior to that, Mr. Menke spent over ten years at Frontier Airlines Holdings, most recently as its President and Chief Executive Officer, and two years at Air Canada as its Executive Vice President and Chief Commercial Officer. Mr. Menke received his Masters of Business Administration degree from the University of Denver and Bachelor of Science degrees in Economics and Aviation Management from the Ohio State University.

Mr. Menke does not have a family relationship with any member of the board of directors or any executive officer of Holdings or the Company, and Mr. Menke has not been a participant or had an interest in any transaction with Holdings or the Company that is reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Menke’s appointment is attached hereto as Exhibit 99.1.

Compensatory Arrangement with Sean Menke

In connection with Mr. Menke’s employment, he will receive an annual base salary of $440,000 and a cash retention bonus of $600,000 (the “Retention Bonus”) payable as follows: $100,000 shall be paid within the first month of Mr. Menke’s employment and $250,000 shall be payable on each of Mr. Menke’s first and second anniversaries with the Company, subject to his continued employment with the Company.  Any portion of the Retention Bonus paid shall be subject to repayment by Mr. Menke to the Company should Mr. Menke’s employment with the Company end prior to his third anniversary with the Company. In addition, he will be provided reimbursement to cover his relocation expenses (which must be repaid if he voluntarily resigns or is terminated for cause within the first twelve months of his employment).

Mr. Menke will be eligible to participate in the Company’s executive incentive compensation program. Beginning in fiscal year 2015, Mr. Menke will be eligible for an annual bonus equal to 75% of his base salary if he achieves certain targets to be established by the Compensation Committee of the Board of Directors of Holdings. Mr. Menke will also be eligible for an annual bonus on similar terms for the current fiscal year, pro-rated to his initial date of employment.

Mr. Menke will also be granted restricted stock units (“RSUs”) with an approximate value of $550,000. Vesting of fifty percent of the RSUs will be time-based, and will vest ratably over three years from the grant date, and vesting of the remaining fifty percent of the RSUs will be performance based, and will vest, to the extent the performance metric has been achieved, on the third anniversary of the grant date.

The Company intends to enter into a severance agreement, in substantially the form listed as Exhibit 10.22 to Holdings’ annual report on Form 10-K filed on February 10, 2014, with Mr. Menke pursuant to which he will be entitled to severance equal to one year’s base salary in the event that his employment is terminated without cause.  Mr. Menke will also be eligible to participate in the Company’s employee benefit plans, including the Company’s travel benefit program.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press Release dated September 23, 2014, entitled “Hawaiian Airlines Appoints Sean Menke to Executive Vice President and Chief Operations Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: September 29, 2014	By:	/s/ Hoyt H. Zia
Hoyt H. Zia
Secretary

EXHIBIT INDEX

99.1                        Press Release dated September 23, 2014, entitled “Hawaiian Airlines Appoints Sean Menke to Executive Vice President and Chief Operations Officer.”